Exhibit 99(e)(5)

WAVECOM SA

FORM OF SUBSCRIPTION AND PURCHASE STOCK OPTION PLAN

In accordance with the authorizations granted by the extraordinary shareholders’ meeting of [                    ], the board of directors has decided, on [                    ], in conformity with the provisions of Articles L. 225-177 et seq. of the Commercial Code, to adopt a plan for the grant to Beneficiaries (as defined below) of options giving rights to subscribe or purchase Company shares (hereinafter the “Plan”), the terms and conditions of which are set out below.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are:

-	to attract and retain the best available personnel for positions of substantial responsibility,

-	to provide additional incentives to Beneficiaries; and

-	to promote the success of the Company’s business.

Options granted under the Plan to US. Beneficiaries are intended to be Incentive Stock Options or Non-Statutory Stock Options, as determined by the Administrator at the time of grant of an Option, and shall comply in all respects with Applicable US. Laws in order for them to benefit from available tax advantages.

2.	DEFINITIONS

(a)	“Share” means a share of the Common Stock of the Company.

(b)	“Director” means a member of the Board.

(c)	“ADR” means an American Depositary Receipt, evidencing American Depositary Shares, corresponding to Shares of Common Stock.

(d)	“Shareholders Authorization” means the authorization to grant subscribe or purchase Options given to the Board by an extraordinary general meeting of the Company.

(e)	“Capital” means the stock capital of the Company.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Commercial Code” means the French Commercial Code.

(h)	“Board” means the board of directors of the Company.

(i)	“Option Agreement” designates both (and together) the Notice of Grant by the Company (or the Administrator) to the Optionee and the Plan.

(j)	“Date of Grant” means the date of the Board’s decision to grant Options.

(k)	“Date of Dismissal” means the date of the receipt by the employee of its dismissal letter.

(l)	“Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

(m)

“Beneficiary” means the Chairman of the Board (Président du conseil d’administration), the Chief Executive Officer(s) (Directeur Général), the Deputy Chief Executive Officer(s) (Directeur Général Délégué) and any Officer or other person employed by the Company or any Affiliated Company under the terms and conditions of an employment contract. Neither service as a Director nor payment of a director’s fee by the Company shall be deemed to constitute an employment relationship.

(n)	“US Beneficiary” means a Beneficiary of the Company or an Affiliated Company residing in the United States or otherwise subject to the laws and regulations of the United States.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(q)	“Administrator” means the board of directors of the Company as shall administer the Plan in accordance with Section 4 of the Plan.

(r)

“Disability” means a disability within the meaning of class 2 and 3 of article L. 341-4 of French social security code, and declared further to a medical examination provided for in article R. 241-51 of the Labor Code or pursuant to any similar provision applicable to a foreign Affiliated Company.

(s)

“Incentive Stock Option” means an Option granted only to US Beneficiaries and intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t)	“Applicable US Laws” means the legal requirements relating to the administration of stock option plans under State corporate and securities laws and the Code in force in the United States of America.

(u)	“Retirement” means, pursuant to article L. 122-14-13 of the French labor code, the compulsory retirement at full rate of an employee who has reached the age giving right to retirement.

(v)	“Non-statutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

(w)	“Officer” means a US Beneficiary who is an officer of the Company or an Affiliated Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)

“Option” means a stock option granted pursuant to the Plan and that may be (i) a purchase option, which is a right to acquire shares brought by the Company, or (ii) a subscription option, which is a right to subscribe to new shares.

(y)	“Plan” means the present Subscription or Purchase Stock Option Plan.

(z)	“Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for options with a lower exercise price.

(aa)

“Continuous Status as a Beneficiary” means as regards the Chairman of the Board, the CEO and a Deputy CEO that the term of their office has not been terminated and, as regards an Officer or an employee that the employment relationship between the Beneficiary and the Company or any Affiliated Company is neither interrupted nor terminated. Continuous Status as a Beneficiary shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Affiliated Company toward another location of the Company or any Affiliated Company or vice versa. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave. For purposes of US Beneficiaries and Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by a US Beneficiary shall cease to be treated as an Incentive Stock Option and shall be treated for US tax purposes as a Non-Statutory Stock Option.

(bb)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to US Beneficiaries under the Plan.

(cc)	“Company” means WAVECOM SA, a corporation organized under the laws of the Republic of France.

(dd)	“Affiliated Company” means a company which conforms with the criteria set forth in article L.225-180 of the Commercial Code as follows:

-	companies of which at least one tenth (1/10) of the share capital or voting rights is held directly or indirectly by the Company;

-	companies which own directly or indirectly at least one tenth (1/10) of the share capital or voting rights of the Company; and

-

companies of which at least fifty percent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital of the Company,

(ee)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff)	“Optionee” means a Beneficiary who holds at least one outstanding option.

(gg)	“Fair Market Value” means the value for one Share as determined in good faith by the Administrator, according to the following provisions, as provided in the Shareholder Authorization:

(i) in the absence of any of the listings mentioned in paragraphs (ii) to (v) hereunder, the Fair Market Value means the value for one Share held at the time of the last operation affecting the Share capital of the Company, unless otherwise decided by the Board by a well-grounded decision and in consideration of the regulations applicable at that date;

(ii) should the Shares of the Company be listed on a French stock exchange market (marché réglementé) or a foreign stock exchange market assimilated to a French stock exchange market, the Fair Market Value shall, as regards subscription Options, be at least equal to the highest of the following two values: (a) the average closing sales price of Company shares on the Eurolist Market of Euronext stock exchange or any other stock exchange substituted for it, quoted during the twenty market trading days preceding the day on which the said Option(s) are to be granted and (b) the closing sales price of Company shares on the the Eurolist Market of Euronext stock exchange or any other stock exchange substituted for it, quoted on the last trading day prior to the day on which the said Options are to be granted. Furthermore, as regards Share purchase Options, the Fair Market Value shall be at least equal to the highest of the following three values: (a) the average closing sales price of Company shares on the the Eurolist Market of Euronext stock exchange or any other stock exchange substituted for it, quoted during the twenty market trading days preceding the day on which the said Option(s) are to be granted and (b) the closing sales price of Company shares on the the Eurolist Market of Euronext stock exchange or any other stock exchange substituted for it, quoted on the last trading day prior to the day on which the said Options are to be granted, and (c) 80% of the average purchase price for the Shares held by the Company pursuant to articles L. 225-208 and L. 225-209 of the Commercial Code.

(iii) if the Shares of the Company are listed directly or as Depositary Shares (“DSs”) on any stock exchange market other than a French stock exchange market (marché réglementé) or a foreign stock exchange market assimilated to a French stock exchange market mentioned in paragraph (ii) hereabove, or on a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated

Quotation (“NASDAQ”) System, the Fair Market Value of a Share or a DS, as the case may be, shall be the closing sales price for such Share or DS (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading Shares or DSs) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. Should the Shares be listed as DSs, the Fair Market Value of a Share will be obtained by dividing the Fair Market Value of a DS by the number of Share(s) to which it corresponds;

(iv) if the DSs corresponding to the Shares are quoted on the NASDAQ System (but not on the above mentioned NASDAQ National Market) or are regularly quoted by a renowned securities dealer but selling prices are not reported, the Fair Market Value of a DS shall be the mean between the high bid and low asked prices for the DSs on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, the Fair Market Value of one Share being obtained as provided in paragraph (iii) above;

(v) if the Shares of the Company are listed, directly or as DS, both on a French stock exchange market (marché réglementé) or a foreign stock exchange market assimilated to a French stock exchange market and on any stock exchange including without limitation the Nasdaq National Market of the NASDAQ System, the Administrator may determine the Fair Market Value by reference to a closing sales price of one Share or, as the case may be, a DS on either of these markets. However, the Fair Market Value, determined by application of this paragraph (v), and converted pursuant to the provisions of paragraph (vi) under, shall in no case be inferior the average closing sales price for a Share as quoted on a French stock exchange market during the twenty market trading days prior to the day of the Administrator’s decision to grant the options, or regarding Share purchase Options, to eighty per cent (80%) of the average purchase price of the Shares held by the Company pursuant to articles L. 225-208 and L. 225-209 of the Commercial Code.

(vi) when the Fair Market Value of a Share established pursuant to the price setting conditions provided hereabove is obtained in US dollars, the Fair Market Value of a Share shall be the Euro [€] value of the US dollars value of one Share calculated on the basis of a noon buying rate reported by the Federal Reserve Bank of New York expressed in Euro [€]) per US$ 1.00 on the day preceding the Board’s decision to grant the options (or, should there be no quotation on such day, on the preceding day of quotation).

This price shall not be modified except if, during the period in which the granted Option may be exercised, the Company makes a financial or security operation as mentioned in the Commercial Code. In the latter case, the Board would adjust, in consideration of the applicable regulations, the number and price of the Shares included in the granted Options in order to take into account the incidence of the planed operation and could also decide to freeze, as the case may be, the exercise of the Options.

3.	SHARES SUBJECT TO THE PLAN

Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and issued under the Plan is freely determined by the Board within the limits decided by the shareholders general meeting of the Company and under the triple condition:

(i)	that the total number of Options granted but not yet exercised may not give a right to subscribe a number of Shares exceeding one third of the stock capital,

(ii)

that the total number of purchase Options may not give a right to more than 10% of the total number of Shares issued by the Company, taking into account the Shares already held by the Company for the employees’ participation or in respect of the Shares’ quotation regularization.

(iii)	that the Options may not be granted to a Beneficiary owning more than 10 % of the share capital.

Such limit must be assessed at the time of the Options granting, taking into account, in particular, the new Options thus granted but also those resulting from one or more prior issues which would not have been exercised.

In any case, no Option may be granted:

-	within ten market trading days preceding and following the date when the consolidated accounts or, failing this, the Company’s annual accounts are made public,

-

within the period starting when the corporate bodies of the Company know of an information which, if it were to be made public, could have a significant impact on the quotation of the securities issued by the Company and ending ten market trading days after such information is made public,

-	less than twenty market trading days following the payment of a coupon giving right to a dividend or an increase in capital or,

-	during any other black-out period or equivalent as set forth by the applicable laws and regulations together with the Company’s guidelines.

Should the Option expire or become unexercisable for any reason, the unsubscribed or unpurchased Shares which were subject thereto shall become available for future grants under the Plan unless the latter shall have been terminated.

4.	ADMINISTRATION OF THE PLAN

(a) Procedure The Plan shall be administered by the Administrator.

(b) Powers of the Administrator. Subject to the provisions of the Commercial Code, the Shareholder Authorization, the Plan and US Applicable Laws, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Shares, in accordance with Section 2(gg) of the Plan;

(ii)	to determine the Beneficiaries to whom Options may be granted hereunder;

(iii)	to select the Beneficiaries and determine whether and to what extent Options are granted hereunder;

(iv)	to decide the number of Shares to be covered by each Option granted hereunder;

(v)	to approve or amend forms of agreement for use under the Plan;

(vi)

to determine the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine to the exception of the exercise price;.

(vii)	to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;

(viii)

to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix)	to modify or amend each Option (subject to the provisions of section 13 (c) of the Plan);

(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

(xi)	to decide and institute an Option Exchange Program;

(xi)	to determine the terms and restrictions applicable to Options; and

(xii)	to make all other determinations deemed necessary or appropriate for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees.

5.	LIMITATIONS

(a) In the case of US Beneficiaries, each Option shall be designated in the Notice of Grant either as an Incentive Stock Option or as a Non-Statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value:

(i)	of Shares subject to an Optionee’s Incentive Stock Options granted by the Company or any Parent or Subsidiary, which

(ii)	become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary)

exceeds $ 100,000, such excess Options shall be treated as Non-statutory Stock Options. For purposes of this Section 5(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the Date of Grant.

(b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s employment or his term of office with the company or any Affiliated Company, nor shall they interfere in any way with the Optionee’s right or the Company’s or Affiliated Company’s right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

(c) The following limitations shall apply to grants of Options to Beneficiaries :

(i)	No Beneficiary shall be granted, in any fiscal year of the Company, Options to subscribe or purchase more than 100,000 Shares.

(ii)	Notwithstanding the foregoing, the Company may also make additional one-time grants of up to 100,000 Shares to newly-hired or nominated Beneficiaries.

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan.

(d) Other than as expressly provided hereunder, no member of the Board shall be as such eligible to receive an Option under the Plan.

6.	TERM OF PLAN

Subject to the approval of the shareholders of the Company in accordance with Section 16 of the Plan, the Plan shall be effective and Options may be granted as of [                    ], date of the Plan’s adoption by the Board. The Plan shall continue in effect until the date of termination of the last Option in force, unless terminated earlier under Section 13 of the Plan.

7.	TERM OF OPTION

The term of each Option shall be stated in the Notice of Grant as ten (10) years from the Date of Grant, in accordance with the Shareholder Authorization.

Notwithstanding the foregoing, Options granted to beneficiaries of the United Kingdom subsidiary of the Company or beneficiaries who are otherwise residents of the United Kingdom or who are subject to the laws of the United Kingdom shall have a term of seven (7) years less one day from the date of grant.

8.	OPTION EXERCISE PRICE AND CONSIDERATION

(a)	Exercise Price

The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator on the basis of the Fair Market Value, subject to the following :

(i)	In the case of an Incentive Stock Option

(A) granted to a US Beneficiary who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting rights of all classes of stock of the Company or any Parent or Subsidiary and, to the extent such US Beneficiary is permitted by the Commercial Code to receive Option grants, the per Share exercise price shall be no less than 110 % of the Fair Market Value per Share on the Date of Grant;

(B) granted to any Beneficiary other than a US Beneficiary described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100 % of the Fair Market Value per Share on the Date of Grant.

(ii)	In the case of a Non-Statutory Stock Option

granted to any US Beneficiary, the per Share exercise price shall be no less than eighty per cent (80%) of the Fair Market Value per Share on the Date of Grant.

(b)	Waiting Period and Exercise Dates

At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be met before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a minimal service period.

(c)	Form of Consideration

The consideration to be paid for the Shares to be issued or sold upon exercise of Options, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the Date of Grant). Such consideration shall consist entirely of an amount in French francs (and in euro as from 2002) corresponding to the exercise price which shall be paid either by :

(1)	wire transfer;
(2)	check;
(3)	offset between receivables;
(4)

delivery of a properly executed notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

(5)	any combination of the foregoing methods of payment.

9.	EXERCISE OF OPTION

(a)	Procedure for Exercise - Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

Nevertheless, the Options will not, for any reason, be exercised by a Beneficiary residing in France before the first anniversary of the Date of Grant (or the expiration of a shorter or longer period, in limited hypothesis enumerated by French law, in order for the earnings made in the later sale of the Shares, obtained from the exercise of the Options, not to be subject to social security contributions).

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the provisions of the Option Agreement) together with a Share subscription or purchase form (bulletin de souscription ou d’achat) duly executed by the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse.

Upon exercise of an Option, the Shares issued to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

The Shares issued pursuant to the exercise of an Option by a Beneficiary of the Company or an Affiliated Company having its registered office in France shall be kept in the nominative form and shall not be sold or in any other way transferred by a Beneficiary before the closest of the following date : (i) the fourth anniversary of the Date of Grant or (ii) the third anniversary of the Option exercise date. This prohibition of transfer will be mentioned in the shareholder’s accounts of the Company. However, this restriction will not be applicable in case of death or Incapacity of the Beneficiary. In addition, this restriction will not be applicable in case of Dismissal or Retirement of the Beneficiary, if the Options have been exercised at least three months before the Date of Dismissal or Retirement.

In addition, in case of a Beneficiary covered by the provisions of article L225-185 of the French Commercial Code (“mandataires sociaux”, CEO, etc …), the Administrator decides either that the Options cannot be exercised by such Beneficiaries before the term of their mandate, or fixes the number of Shares issued upon exercice of the Options that such Beneficiaries must hold in nominal form until the term of their mandate.

In the event that a Beneficiary infringes one of the above mentioned commitments, such Beneficiary shall be liable for any consequences resulting from such infringement for the Company and undertakes to indemnify the Company in respect of all amounts payable by the Company in connection with such infringement.

Granting of an Option in any manner shall result in a decrease in the maximum number of Shares fixed by the Board or the General Shareholders Meeting, by the number of Shares as to which the Option may be exercised.

(b)	Termination of the Optionee’s Continuous Status as Beneficiary pursuant to the termination of employment contract or term of office

Upon termination of an Optionee’s Continuous Status as a Beneficiary, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only for this part of the Option that the Optionee was entitled to exercise at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for three (3) months following the Optionee’s termination of Continuous Status as a Beneficiary. In the case of an Incentive Stock Option, such period of time shall not exceed three (3) months from the date of termination. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)	Disability of Optionee

In the event that an Optionee’s Continuous Status as a Beneficiary terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within nine (9) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercised portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)	Death of Optionee

In the event of the death of an Optionee during the term of the Option, the Option may be exercised at any time within six (6) months starting with the date of death, by the Optionee’s heirs or legatee, but only to the extent that the Optionee was entitled to exercise the Option at the date of death and for the Options that the Optionee could, if need be, subscribe at such date. The Option will automatically terminate vis-à-vis the Shares that could be obtained by the Optionee at the date of his death and that would not have been exercised 6 months after the Optionee’s death. Those Shares could be reallocated to Options and revert to the Plan.

If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercised portion of the Option shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)	Rule 16b-3

Options granted to US beneficiaries subject to Section 16 of the Exchange Act (“Insiders”), if such Act is applicable to the Company must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10.	NON-TRANSFERABILITY OF OPTIONS

An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will pursuant to the inheritance rules (and, as the case may be, the applicable French law).

11.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

(a)	Changes in capitalization

The number and the price of the Shares covered by the Options grant may eventually be modified during the Options’ duration if one of the following transactions, set forth in article L.225-181 of the Commercial Code as defined below, is carried out:

-	the issuance of capital securities or securities giving entitlement to an allotment of capital securities conferring a subscription right reserved to the shareholders;

-	the capitalization of reserves, profits or share premiums;

-	free allotment of shares;

-	distribution of reserves;

-	change to the appropriation of profits; and

-	capital write-off or reduction.

The Administrator will take all the steps necessary to protect the Optionee’s interests pursuant to article L. 228-99 of the Commercial Code.

(b)	Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to Shares for which the Option would not otherwise be exercisable.

(c)	Merger or Asset Sale

In the event of a merger of the Company with or into another corporation, of the sale of substantially all of the assets of the Company, or the transfer of share capital control to a third party (pursuant to article L.233-3 of the Commercial Code), or of the sale by one or several shareholders of the Company to one or several third parties of a number of Shares resulting in a transfer of control (pursuant to article L.233-3 of the Commercial Code) of the Company to said third partie(s) (an “Operation”), each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation or these third partie(s) or a company affiliated to this or these latter.

In the event that the successor corporation, or an affiliated company of the successor corporation, or this or these third partie(s) or their affiliated company, refuses to assume or substitute for the Option, the Administrator may provide for the Optionee to have the right to exercise the Option as to the corresponding Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

For the purposes of this paragraph, the Option shall be considered assumed if, following the Operation, the option or equivalent right confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the Operation, the consideration (whether stock, cash, or other securities or property) received in the Operation by holders of Common Stock for each Share held on the effective date of the Operation (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Operation was not solely common stock of the successor corporation, or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the Operation.

12.	NOTICE OF DETERMINATION

Notice of the determination shall be provided to each Optionee within a reasonable time after the Date of Grant.

13.	AMENDMENT AND TERMINATION OF THE PLAN

(a)	Amendment and Termination

The Administrator may at any time amend, alter, suspend or terminate the Plan within the limits set out by applicable laws.

(b)	Shareholder Approval

The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c)	Effect of amendment or termination

No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

14.	CONDITIONS UPON ISSUANCE OF SHARES

(a)	Legal Compliance

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Commercial Code, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable US Laws and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(b)	Investment Representations

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being subscribed only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.	LIABILITY OF COMPANY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

16.	SHAREHOLDER APPROVAL

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under the Commercial Code and Applicable US Laws.

17.	LAW AND JURISDICTION AND LANGUAGE

This Plan shall be governed by and construed in accordance with the laws of France. The Tribunal de Grande Instance of Nanterre shall have exclusive jurisdiction to determine any claim or dispute arising in connection herewith.

The Company, the Board and the Optionees recognize that the Plan has been prepared both in the French and the English language. The French version is the version that binds the parties; notwithstanding this, the English version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of the Plan.

* * *

*

EXHIBIT 2

DIRECTIONS FOR USE OF THE EXERCISE REQUEST FORMS

The exercise request forms have been modified to offer different ways of exercise, allowing particularly the beneficiary to raise the options without paying the exercise price.

- Irrevocable exercise of options : a € 50 fee payable by the beneficiary.

(See attached file : SIMPLE EXERCISE 2.1.doc)

- Request for the exercise of options and sale of shares. Proceeds raised by the sale of shares : a € 50 fee payable by the beneficiary. Cashless charges (TBB + 4.5%), stock exchange and brokerage taxes are indicated on the bottom page. Sell order at any time.

(See attached file : CASHLESS EXERCISE 2.2.doc)

- Request for conversion to bearer form and for selling order of shares. No charges for the beneficiary.

(See attached file : CONVERSION SALE OPTIONS 2.3.doc)

- Request for conversion to bearer form. No change. Shares delivered in the form of ADR on an account in France. No charge for the beneficiary.

(See attached file : CONVERSION OPTIONS 2.4.doc)

EXHIBIT 3

ACKNOWLEDGEMENT OF STOCK OPTION GRANT

The undersigned                                         , residing at                                                               has been granted, by the board of directors of Wavecom SA on the date of                     , Options to subscribe Shares of the Company.

The undersigned hereby certifies that he/she has read the terms and conditions of the notice and that he/she has consulted any tax consultants he/she deems advisable in connection with the subscription or transfer of the shares. The Beneficiary is not relying on the Company for any tax advice.

Date :

Signature

Name :